Exhibit 99.1

Nova LifeStyle Establishes a $5 Million Share Repurchase Program
LOS ANGELES, December 11, 2017 (GLOBE NEWSWIRE) -- Nova LifeStyle, Inc. (NVFY) (“Nova LifeStyle” or the “Company”), a California-based innovative designer and global distributor of modern lifestyle household consumer products, today announced that its Board of Directors has approved a 10b-18 share buyback program to purchase up to $5 million of the Company's common stock in transactions conducted through a broker or dealer in compliance with Rule 10b-18 promulgated under the Exchange Act. The duration of the program will be one year.

"As Nova LifeStyle continues to experience record profit growth, supported by a strong balance sheet and operating cash flow, the Company is pleased to announce it’s first buyback program that enables us to return value to shareholders, while at the same time continuing to invest in opportunities that will further strengthen our robust growth which is anticipated to continue well into 2018,” said Tawny Lam, CEO of Nova LifeStyle. "The Board of Directors believes that the company's shares are an attractive investment opportunity and repurchasing stock is an important part of our capital allocation strategy."
The Company has recently provided fourth quarter earnings guidance and anticipates record earnings growth in 2018.

The share buyback program will be funded from the Company's cash and future cash provided by operating activities.
The buyback program will depend on a number of factors, including, but not limited to, market conditions (such as price, trading volume) and the company's working capital requirements, general business conditions and other factors. The share buyback program has a time limit of one year and maybe suspended, modified for periods and discontinued upon approval by the Board of Directors in compliance with applicable securities laws and regulations.

About Nova LifeStyle
Nova LifeStyle, Inc., a NASDAQ Global Market listed company headquartered in California, is a fast growing, innovative designer and distributor of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia that include LifeStyle brands such as Diamond Sofa, Nova QwiK, and Bright Swallow International. Nova's products feature urban contemporary styles that integrate comfort and functionality, incorporating upscale luxury designs appeals to middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. Visit Nova LifeStyle’s website at www.NovaLifeStyle.com
Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.
Company Contact:
Investor Relations:
The Equity Group Inc.
In U.S.
Adam Prior, Senior Vice President
+1 (212) 836-9606
aprior@equityny.com